Exhibit 3.1.b

Certificate of Amendment of the Certificate of Incorporation
of
Murray United Development Corp.
Under Section 242, As Amended, of the General Corporation Law
of the State of Delaware
_____________________

It is hereby certified that:

FIRST:  The Certificate of Incorporation of the Corporation was filed with the Department of State on October 13, 1987.

SECOND:  The name under which the corporation was formed is Murray United Development Corp.

THIRD:  The Article of the Certificate of Incorporation of the Corporation affected by this Certificate of Amendment is Article FIRST:

FOURTH:  To accomplish the foregoing, Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is
American Metal & Technology, Inc.

FIFTH:  The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the Delaware General Corporation Law, followed by the written consent of the holder’s of a majority of the outstanding shares of the Common Stock of the Corporation pursuant to Section 228(a) of the Delaware General Corporation Law and written notice of the foregoing shareholder consent was provided to all of the shareholders of shares of the Common Stock of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

SIXTH: The foregoing amendment to the Certificate of Incorporation of the Corporation shall be effective as of the 1st day of June, 2007.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested this 22nd day of May, 2007.

/s/ Dwight Foster

Dwight Foster, CEO

Attest:

/s/ Anthony Campo

Anthony Campo, Secretary